Exhibit 3.2

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MEI PHARMA, INC.

MEI PHARMA, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, which was originally incorporated under the name, Marshall Edwards, Inc. (the “Corporation”), does hereby certify as follows:

FIRST. Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment pursuant to the Section 242 of the General Corporation Law of the State of Delaware, each twenty (20) shares of the Common Stock, issued and outstanding (or held in treasury) immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.00000002 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. No fractional shares will be issued, and, stockholders otherwise entitled to receive fractional shares shall have no further interest as a stockholder with respect to such fractional shares. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our Common Stock on the Nasdaq Capital Market on the date on which the Effective Time occurs. Each stock certificate or book-entry position that, immediately prior to the Effective Time, representing shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock after the Effective Time into which the shares of Old Common Stock have been reclassified pursuant to this paragraph, until the same shall be surrendered to the Corporation. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation and all references to the Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common Stock, as the case may be.”

SECOND: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of April 14, 2023.

MEI PHARMA, INC.

By: /s/ Daniel P. Gold Name: Daniel P. Gold

Title: Chief Executive Officer

State of Delaware Secretary of State Division of Corporations

Delivered 04:15 PM 11/29/2018 FILED 04:15 PM 11/29/2018

SR 20187877521 - File Number 3323531

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

MEI PHARMA, INC.

I.
The name of the corporation (hereinafter referred to as the “Corporation”) is MEI Pharma, Inc. The date of filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware was December 1, 2000. The Corporation’s original name, which was included in the original certificate of incorporation, was Marshall Edwards, Inc. The Corporation’s name was changed to MEI Pharma, Inc., pursuant to the Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on June 28, 2012 and effective on July 2, 2012.

II.
Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

III.
This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the DGCL, the Board of Directors of the Corporation having duly adopted resolutions setting forth and declaring advisable the Amended and Restated Certificate of Incorporation, including said amendments, and thereafter, pursuant to resolution of the Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which the number of shares as required by Section 242 of the DGCL approved such amendments.

IV.
The Amended and Restated Certificate of Incorporation of the Corporation shall read as follows:

FIRST: The name of the Corporation is MEI Pharma, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 226,100,000, consisting of (1) 100,000 shares of preferred stock, par value US$.01 per share (the “Preferred Stock”) and (2) 226,000,000 shares of common stock, par value US$.00000002 per share (the “Common Stock”).

The Board of Directors of the Corporation is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of the Preferred Stock, for series of the Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

(a)
the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(b)
whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights (which may be special voting rights) and the preference or relation which such voting rights shall bear to the voting rights of any other class or any other series of this class;

(c)
the annual dividend rate (or method of determining such rate), if any, payable on such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or any other series of this class;

(d)
whether dividends on the shares of such series shall be cumulative, and, in the case of shares of a series having cumulative dividend rights, the date or dates (or method of determining the date or dates) from which dividends on the shares of such series shall be cumulative;

(e)
whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

(f)
the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(g)
whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(h)
whether the shares of such series shall be convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the happening of a specified event, shares of stock of any other class or of any other series of this class and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(i)
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock, any other series of the Preferred Stock or any other class of capital stock;

(j)
the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of the Preferred Stock or of any other class of capital stock; and

(k)
any other powers, preferences or rights, or any qualifications, limitations or restrictions thereof.

Except as otherwise provided by such resolution or resolutions, all shares of the Preferred Stock shall be of equal rank. All shares of any one series of the Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FIFTH: The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation, subject to the reserved power of the stockholders to amend and repeal any By-Laws of the Corporation adopted by the Board of Directors.

SIXTH: Each person who at any time is or was an officer or director of the Corporation, and is or was threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an officer or director of the Corporation, or is or was serving at the request of the Corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the full extent permitted by Section 145 of the DGCL. The foregoing right of indemnification shall in no way be deemed exclusive of any other rights of indemnification to which such officer or director may be entitled under any statute, this Certificate of Incorporation, the By-Laws of the Corporation or any agreement, vote of stockholders or disinterested directors or otherwise.

SEVENTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director unless, and only to the extent that such director is liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. This article shall not eliminate or limit the liability or a director for any act or omission occurring prior to the date when this article becomes effective. No amendment to, repeal or adoption of any provision of this Certificate of Incorporation inconsistent with this article shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision.

EIGHTH: Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six (6) years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned, and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositaries, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.

NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three- fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH: Board of Directors.

(a)
Number of Directors. The total number of directors which shall constitute the whole Board of Directors shall be determined in accordance with the By-laws of the Corporation, but shall not be less than two (2) nor more than nine (9).

(b)
Classification of Board. (i) Subject to the rights of any holders of any series of Preferred Stock that may be issued by the Corporation pursuant to a resolution or resolutions of the Board of Directors providing for such issuance, the directors of the Corporation shall be divided into three classes with respect to the term of office, each class to contain, as near as may be possible, one-third of the whole number of the Board, with the terms of office of one class expiring each successive year. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that time shall be elected by the stockholders to serve until the annual meeting of stockholders held three years next following and until their successors shall be elected and qualified.

(ii) In the event of any intervening changes in the authorized number of directors, the Board of Directors shall designate the class or classes to which the increases or decreases in directorships shall be apportioned and may designate one or more directorships as directorships of another class in order more nearly to achieve equality of number of directors among the classes; provided, however, that no such apportionment or redesignation shall shorten the term of any incumbent director.

(c)
Vacancies. Subject to the limitations prescribed by law and this Restated Certificate of Incorporation, all vacancies in the office of director, including vacancies created by newly created directorships resulting from an increase in the authorized number of directors, may be filled only by a vote of a majority of the directors then holding office, although less than a quorum, or by a sole remaining director; and any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is duly elected and shall qualify or until such director’s earlier resignation or removal.

(d)
Amendment to this Paragraph. In addition to any requirements of law or of any other provisions of this Restated Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon shall be required to amend, alter, rescind or repeal any provision of this Article TENTH.

(e)
Written Ballot. Unless and to the extent that the By-Laws so provide, elections of directors need not be by written ballot.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, MEI Pharma, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 29th day of November, 2018.

MEI Pharma, Inc.

/s/ Daniel P. Gold
Daniel P. Gold President and CEO